Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 19, 2024 with respect to the consolidated balance sheets as of October 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred shares and shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes, of enGene Holdings Inc. incorporated herein by reference.

/s/ KPMG LLP

March 10, 2025

Montreal, Quebec